                                                                       EXHIBIT B

                       ADMINISTRATIVE SERVICES AGREEMENT

          This Administrative Services Agreement is dated as of October 1, 1999 (the "Effective Date") between, Hollywood Partners.com, Inc., a Delaware corporation ("HLYP") with its principal place of business at 1800 Avenue of the Stars, Suite 480, Los Angeles, California 90067 and Vitafort International Corporation, a Delaware corporation ("Vitafort") with its principal place of business at 1800 Avenue of the Stars, Suite 480, Los Angeles, California 90067 (the "Parties").

          WHEREAS, HLYP and Vitafort desire to enter into this Agreement pursuant to which HLYP will provide certain facilities and services to Vitafort subsequent to the Effective Date, and Vitafort will provide certain services to HLYP after the effective date.

          NOW, THEREFORE, in consideration of the mutual promises made herein and subject to the conditions hereinafter set forth, the parties hereto enter into this Administrative Services Agreement as follows:

                                   ARTICLE I

                                   FACILITIES

          1.1 Office Facilities. HLYP shall permit Vitafort to occupy and use the office facilities (including, without limitation, furniture, office supplies, telephones, computer equipment and other office equipment) and office services at 1800 Avenue of the Stars, Los Angeles, California 90067. These facilities will be provided to Vitafort per the cost sharing shown at Schedule A.

          1.2 Safety/Security. Vitafort shall, in its use of the facilities, comply with all reasonable rules and regulations of HLYP, particularly with respect to safety and security procedures.

                                   ARTICLE II

                           GENERAL BUSINESS SERVICES

          2.1  Data Processing Services.

     A. Vitafort shall provide to HLYP all data processing and other computer services necessary for HLYP to conduct its business. These services shall allow HLYP to have access to certain hardware and software, at a level of service and availability (including, without limitation, on-line connection time) to permit HLYP to continually operate its business. Data processing and other computer services shall include, without limitation, training, technical support, computer operators, coordinators, analysts, managers and other personnel familiar with the use and operation of all computer equipment, maintenance, information, statements and reports (collectively, the "Data Processing Services"). These computer services will be provided

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to HLYP by Vitafort's vendors. These services will be provided to HLYP per a cost sharing shown at Schedule A.

     B. All records, data files (and the data contained therein), input materials, software, reports and other materials received, computed, developed, processed or stored by Vitafort or third parties on behalf of HLYP (the "Data") pursuant to this Section 1.1 will remain the exclusive property of HLYP, and Vitafort shall not possess any interest, title or right in connection therewith. HLYP shall have access to the Data during the term of this Agreement. Upon termination of the rights and obligations provided pursuant to this Section 1.1, Vitafort shall deliver or cause to be delivered to HLYP, on or prior to the termination or expiration of this Agreement, all Data (including all copies thereof) in the form (either magnetic or paper) requested by HLYP. During the term of this Agreement, Vitafort shall keep in a separate and safe place at least one additional copy of all Data required to be maintained including additional tapes or disks necessary to reproduce all such Data. Vitafort shall use reasonable care to minimize the likelihood of any damage, loss, delays or errors resulting from an uncontrollable event and shall use its best efforts to mitigate the effect of any such occurrence.

                                  ARTICLE III

                              MANAGEMENT SERVICES


          3.1. Accounting and Financial Services. Vitafort will furnish to HLYP all necessary accounting and financial management services, including (1) payroll and employee benefits -- maintenance of all payroll and employee benefit and accounting systems; (2) books and records -- review and assistance in the maintenance of financial and other books and records, including preparation of any required federal, state or local governmental reports; (3) general ledger consolidations; (4) audit -- periodic internal audits; (5) treasury --investment on behalf of HLYP of excess cash balances of HLYP; and (6) advice and assistance regarding cash management, bank and custodial accounts and debt and equity financing. These services will be provided to HLYP per a cost sharing shown at Schedule A.

          3.2.  Environmental Services.   If required, HLYP will furnish to
Vitafort, as Vitafort may from time to time request, environmental services, including such services as are necessary or desirable to assist HLYP to meet the reporting requirements of regulatory agencies, including the preparation, subject to the approval of HLYP, and submission of all necessary reports. HLYP shall provide these services at cost to Vitafort.

          3.3. Employee and Personnel Services. The parties may from time to time request, employee and personnel services from the other. These services will be provide per a cost sharing shown at Schedule A.

          3.4. Management Information Services. Vitafort will furnish to HLYP, as HLYP may from time to time request, management information and other system services. including computer operations, data input systems and programming and technical support. These services will be provided to HLYP per a cost a cost sharing shown at Schedule A.

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                                   ARTICLE IV

                    ADDITIONAL SERVICES, SOFTWARE, EQUIPMENT

          4.1 Additional Services. In addition to the specific services and facilities described above, the parties acknowledge that there may be additional services and facilities which have not been identified herein but which HLYP or Vitafort may require after the Effective Date. If any such additional services or facilities are identified and requested by Vitafort or HLYP, as the case may be, th eother Party agrees to use reasonable efforts to promptly provide such services or facilities; provided that nothing shall require the other Party, as the case may be, to continue the employment of any person or the leasing or ownership of any real or personal property which it would otherwise not require. The cost for these services shall be determined in good faith between the parties.

          4.2 Additional Obligations of Vitafort. Vitafort shall provide HLYP with training and assistance as reasonably necessary to enable HLYP to use the Data Processing and Communications Services.

          4.3 Access. HLYP shall permit Vitafort to enter Vitafort's facilities to use the facilities and services specified herein .

          4.4 Software. Each Party retains ownership of all software products licensed in its name, or developed for its own use.


                                   ARTICLE V

                                PAYMENT AND TERM

          5.1 Payment. During the term of this Agreement, as soon as practicable after the closing of each quarter, HLYP and Vitafort shall reconcile cross-charges based on this Agreement and the percentages set forth in Schedule A attached hereto. The parties shall determine amounts owed to each other and the Party owed a net balance shall invoice the other quarterly for said costs using the form of invoice attached hereto as Schedule B. The Party owing a balance due shall pay said sum within fifteen (15) days after receipt of the invoice from the other Party. Notwithstanding anything to the contrary herein, the parties agree that if conditions of business change during the Term such that the services or facilities to be provided hereunder require material alteration or modification, the Parties will negotiate in good faith to adjust the description of the services, the compensation and/or the Term accordingly.

          5.2 Interest. Interest shall accrue on any balances due from one Party to the other for any payments not made within 15 days per Section 5.1
above.   The interest rate to be used in the calculation of interest under this section shall be 10% per annum. Interest shall be calculated on the basis of a 365/366 day year and shall be paid monthly.

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          5.3  Term.  The term of this Agreement shall be three (3) years commencing on the Effective Date, subject to the right for either Party to terminate as set forth below in Section 5.4.

          5.4 Termination Either Party may cancel this Agreement upon notice given to the other Party at least one full reporting quarter in advance of the date of termination. In addition, either Party may cancel this Agreement if the other Party, after having been given written notice that it is not complying with any of the terms of this Agreement, does not come into compliance with such terms within thirty (30) days of receipt of such notice of noncompliance.

                                   ARTICLE VI

                                 MISCELLANEOUS


          6.1 Confidential Information. Each Party shall hold the other Party's proprietary data and programs in confidence and shall exercise the same high degree of care for the other Party's proprietary data and programs as it
exercises with its own proprietary data and programs.   The Parties shall take
all steps necessary to ensure that all information and records relating to the business of Vitafort or HLYP are kept secure and strictly confidential by the other. Notwithstanding the foregoing, the obligations of either Party hereunder shall not apply to any Confidential Information which: (i) is hereinafter independently developed by or for such Party and is in no way derived from or based on the technology of the other Party; (ii) is hereafter disclosed to such Party on a non-confidential basis by third parties who have the right to so disclose such Confidential Information; or (iii) is or becomes generally available to the public unless such public disclosure results from a breach by such Party hereunder.

          6.2 Quality of Services; Liability. The Parties shall use reasonable efforts to provide the Facility, Data Processing, Communication and Office Services to the other in accordance with reasonable standards. Each Party shall indemnify and hold the other Party harmless from and against any damage, injury, loss, cost or expense incurred by the other Party's employees or any third Party by reason of the Party's rendering such Services to the other Party hereunder, unless such damage, injury, loss, cost or expense is caused by the intentional actions or gross negligence of the Party, its employees or agents.

          6.3 Termination Assistance. Upon termination of this Agreement, the Parties shall cooperate with one another to maintain an orderly transfer of functions and shall provide all necessary staff, services and assistance for an orderly transfer, provided that each Party pays all reasonable costs and expenses of any transfer of its own property in connection therewith.

          6.4 Modification; Waiver; Severability. This Agreement may not be modified except in a writing executed by each of the parties to this Agreement. The failure by any Party to exercise or a delay in exercising any right provided for herein shall not be deemed a

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waiver of any right hereunder. If any provision of this Agreement is held invalid or otherwise unenforceable, the enforceability of the remaining provisions shall not be impaired thereby.

          6.5 Remedies. All remedies set forth in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at law, in equity or otherwise, and may be enforced concurrently or from time to time.

          6.6 Notices. All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given at the time of receipt if delivered by hand or communicated by electronic transmission, or, if mailed, three (3) days after mailing registered or certified mail, return receipt requested, with postage prepaid to the persons and at the addresses set forth herein; provided, however, if either Party shall have designated a different address by notice to the other, as provided above, then to the last address so designated.

          6.7 Non-Assignability. This Agreement shall not be assignable by either of the parties hereto without the written consent of the other.

          6.8 Non-Exclusivity. This Agreement is not an exclusive arrangement. The Parties may provide to others services similar to the Services provided to the other Party hereunder. Either Party may obtain from other providers services similar to the Services provided hereunder.

          6.9 Other. This Agreement contains the entire agreement of the parties with reference to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of California. This Agreement shall be binding upon and inure to the benefit of the successors of each of the parties.

In witness whereof the parties agree to the above stated.

Hollywood Partners.com, Inc.    Vitafort International Corporation



       /s/  Lee M. Lambert              /s/  John Coppolino
       -------------------              -------------------
By:    Lee M. Lambert           By:     John Coppolino
       President and CEO                President

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                                   Schedule A
                       Fourth Quarter Allocation Schedule

                                                Vitafort Allocation    HLYP Allocation
Facilities
     Office Facilities                                  60%                40%
     Parking & Auto Expense                             50%                50%
     Repairs & Maintenance                              50%                50%

General Business Services
     Data Processing                                    50%                50%
     ADP                                                50%                50%
Personnel Services
     Executive and Staff Services                  See Attached        See Attached

Additional Expenses
     Equipment Rental & Lease                           50%                50%
     Office Supplies                                    50%                50%
     Postage & Delivery                                 50%                50%

* This schedule will be adjusted on a quarterly basis so as to most accurately reflect the cost that should be attributed to the respective companies.

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
Vitafort/Visionary Brands
Employee Expenses                                     2000           Total          Allocation      Allocation
                                                                                         %            Amount
Beychok, Mark                                                                            40.00%           0.00
Coppolino, John                                                                          25.00%           0.00
Rigaud, Fred                                                                             40.00%           0.00


Aguilar, Miguel                                                                          50.00%           0.00
Broadbent, Valerie                                                                       40.00%           0.00
Clancy, Jere                                                                             40.00%           0.00
Himes, Keith                                                                              0.00%           0.00
McKendry, Steve                                                                           0.00%           0.00

  Sub Total

Chinn, Lisa                                                                              75.00%           0.00
Marchand, Yolande                                                                        40.00%           0.00

                                                                                                          0.00